                   KMART CORPORATION AND SUBSIDIARY COMPANIES
                           EXHIBIT 22 - SUBSIDIARIES



The Registrant has no parent but has the following significant subsidiaries as of January 26, 1994.


                                                                   Percentage
                                          Jurisdiction of           of voting
Name                                       incorporation         securities held
- ------------------------                 ------------------    -----------------
Kmart Canada Limited                     Dominion of Canada         100 %
Kmart CR a.s.                            Czech Republic             100 %
Kmart SR a.s.                            Slovakia                   100 %
MAJ a.s.                                 Czech Republic           96.85 %
PayLess Drug Stores Northwest, Inc. (1)  Maryland                   100 %
Walden Book Company, Inc.                New York                   100 %
Builders Square, Inc.                    Delaware                   100 %
PACE Membership Warehouse, Inc           Colorado                   100 %
The Sports Authority, Inc.               Delaware                   100 %
OfficeMax, Inc.                          Ohio                    See Note (2)
Borders, Inc.                            Delaware                   100 %

(1)  The Registrant divested this subsidiary on April 20, 1994.

(2) The Registrant currently holds a greater than 90% interest in OfficeMax, Inc. and is currently negotiating with the minority stockholders of OfficeMax, Inc. to purchase their remaining interest, thereby bringing the Registrant's ownership interest in OfficeMax, Inc. to 100%.